Exhibit 10.2.2

May 4, 2017

Rachel Glaser
[Delivered electronically]

Dear Rachel,

The letter agreement between you and Etsy, Inc. ("Etsy"), dated April 2, 2017 (the "letter agreement") is amended as follows:

1.	The second and third paragraphs of the letter agreement are amended and restated as follows:

You agree to that your employment will begin on May 16, 2017 ("Start Date") with the understanding that you may work remotely until June 6, 2017. Your title will be Chief Financial Officer. You will report to the Chief Executive Officer, working from our Brooklyn office. If you ever wish to change your work location, you will need prior written approval from Etsy. Your salary will be $375,000 per year and you will also be eligible for the great benefits that Etsy provides to regular, full-time employees. To the extent the terms of this offer letter conflict with any of Etsy's standardized plans referenced herein, the terms of this offer letter control.

We recognize that you will forfeit a significant amount of unvested equity and other benefits when you leave your current employer. To help offset this loss, you will also receive a signing bonus ("Signing Bonus") of $250,000 on the first administratively feasible payroll after your Start Date.

2. The definition of "Good Reason" set forth in the letter agreement is amended and restated as follows:
For purposes of the letter agreement, "Good Reason" shall mean the occurrence of any one or more of the following events without your prior written consent, unless Etsy fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

a.
a material reduction by Etsy of your duties, responsibilities, authority, or reporting relationship such that you no longer serve in a substantive, senior executive role for Etsy comparable in stature to your then-current role, or you no longer report to the Chief Executive Officer of Etsy or the Board (in the circumstance where the Company does not have a Chief Executive Officer or acting Chief Executive Officer);

b.	a requirement that you report to work at a Company location that is more than twenty (20) miles greater than the distance between the principal residence you establish

Exhibit 10.2.2

following your relocation to New York City and the Company's current office location in Brooklyn (provided that the change in distance is not the result of a change in your principal residence)

c.	a material reduction in your Base Salary; or

d.	a material breach by Etsy of its obligations under this offer letter.
Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (1) you provide Etsy with written notice setting forth in reasonable detail the facts and circumstances claimed by you to constitute Good Reason within thirty (30) days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (2) Etsy fails to cure such acts or omissions within thirty (30) days following its receipt of such notice and (3) the effective date of the your resignation for Good Reason occurs no later than thirty (30) days after the expiration of Etsy's cure period.

3. The first sentence of the 10th paragraph of the letter agreement is amended and restated as follows:

Etsy will propose that you receive an equity award with a fair value at the time of the grant equal to $2,100,000, subject to the approval of the Compensation Committee.

Other than the provisions set forth above, no other changes are being made to the letter agreement and all of the other terms remain in full force and effect.

Very truly yours,

/s/ Brian Christman

Brian Christman
Senior Vice President, People and Workplace

I have read and accept this amended employment offer:

Name: Rachel Glaser

Signature: /s/ Rachel Glaser

Date: 5/4/17